                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                               ------------------

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 31, 2006

                               ------------------

                        BRAVO! FOODS INTERNATIONAL CORP.
               (Exact Name of Registrant as Specified in Charter)

                               ------------------

           DELAWARE                      0-25039                 62-1681831
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                     Identification No.)

                          11300 US Highway 1, Suite 202
                       North Palm Beach, Florida 33408 USA
                    (Address of Principal Executive Offices)

                                 (561) 625-1411
              (Registrant's telephone number, including area code)

          (Former Name or Former address, if Changed Since Last Report)

                               ------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2006, the Company entered into Amendment Agreements with the five accredited institutional investors who are parties to the Securities Purchase Agreement, dated as of July 26, 2006, pursuant to which the Company issued and sold $30 million senior convertible notes that are due in 2010. Under the initial terms of the financing, $15 million notes (the "Initial Notes") were released upon closing and $15 million notes (the "Additional Notes") were to be held in escrow, pending each of: (i) stockholder approval of resolutions providing for the increase in the Company's authorized shares of common stock from 300,000,000 shares to 500,000,000 shares (the "Stockholder Approval") and
(ii) the effectiveness of the Form SB-2 filed by the Company on December 21, 2005.

Pursuant to the Amendment Agreements, the investors each agreed to release the Company from the events of default that occurred under the terms of the Initial Notes and Additional Notes as a result the Company's non-filing of its Form 10-QSB for the quarterly period ended June 30, 2006. The Company agreed, in consideration for such releases, to exchange the $15 million Additional Notes for amended and restated notes (the "Amended and Restated Notes"). The Company also issued a release of the investors and persons related thereto for matters occurring up to the date of the Amendment Agreement.

The Amendment Agreement provides for termination by the non-breaching party if closing of the transactions contemplated by the Amendment Agreement does not occur by September 5, 2006 due to one party's failure to satisfy its conditions to closing. The Amendment Agreement also provides for the extension of certain time limits with regard to dates set forth in the financing documentation in connection with the Securities Purchase Agreement, dated as of July 26, 2006.

The Amended and Restated Notes will be issued upon closing of the transactions contemplated by the Amendment Agreement. The terms of the Amended and Restated Notes differ from the terms of the Additional Notes in certain regards. The conversion price applicable to the conversion of any portion of the principal of the Amended and Restated Notes is $0.51, which price is reduced from $0.70 for the Additional Notes. The Amended and Restated Notes also provide that, from and after the earlier of (i) October 10, 2006 and (ii) the date the Stockholder Approval is obtained through December 15, 2006, the holder may require the Company to redeem at such holder's option any portion of the holder's Amended and Restated Note in cash at a price equal to 125% of the amount redeemed. Notwithstanding the foregoing, between November 15, 2006 and December 15, 2006, provided the Company meets certain conditions, the Company may request the holder to require that the Company redeem any portion of such holder's Amended and Restated Note. In the event that such holder does not so request, the holder's right to any such optional redemptions shall terminate; provided, however, that once a holder delivers such a request, its right to deliver a subsequent request shall terminate. The holders, pursuant to the Amended and Restated Notes, will also each agree, upon such holder's delivery of an optional redemption request, to waive certain debt and equity restrictions applicable to the Company pursuant to the financing documentation in connection with the Securities Purchase Agreement, dated as of July 26, 2006.

A complete copy of the Form of Amendment Agreement, and the Form of Amended and Restated Note are filed as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. On September 5, 2006, the Company issued a press release announcing its entry into the definitive agreements to amend the Securities Purchase Agreement, dated July 26, 2006. A copy of the press release is attached as Exhibit 99.3 to this report. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This portion of the report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

Item 9.01 Exhibits
99.1     Form of Amendment Agreement
99.2     Form of Amended and Restated Note
99.3     Press Release

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 5, 2006               Bravo! Foods International Corp.

                                       By: /s/ Roy D. Toulan, Jr.
                                           ----------------------
                                           Roy D. Toulan, Jr.,
                                           Vice President, General Counsel